Exhibit 10.5
AMENDED AND RESTATED
CHANGE IN CONTROL AGREEMENT
     THIS AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (the “Agreement”) is entered into as of December 31, 2009, (the “Effective Date”), by and between James W. Howatt (the “Executive”) and Molina Healthcare, Inc., a Delaware corporation (the “Company”).
RECITALS
     The parties hereto have previously entered into a Change in Control Agreement dated May 28, 2007 (“Existing Agreement) and this Agreement supersedes the Existing Agreement.
     The parties desire to amend and restate the Existing Agreement to conform it to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and interpretive guidance issued thereunder, to the extent applicable.
1. Definitions. The following definitions shall apply for all purposes under this Agreement:
     (a) Annual Base Salary. “Annual Base Salary” shall mean the Executive’s annualized fiscal year base salary (as paid in accordance with the Company’s regular payroll practices) as in effect on the date of Executive’s Separation from Service (or if Executive’s salary was greater, on the date of the Announcement (as such term is defined below)).
     (b) Change in Control. “Change in Control” means the occurrence of any of the following events after the Effective Date:
(i)	The acquisition (other than by an Excluded Person), directly or indirectly, in one or more transactions, by any person or by any group of persons, within the meaning of Section 13(d) or 14(d) of the Exchange Act, of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of more than fifty percent (50%) of either the outstanding shares of common stock or the combined voting power of the Company’s outstanding voting securities entitled to vote generally, whether or not the acquisition was previously approved by the existing directors, other than an acquisition that complies with clause (x) and (y) of paragraph (ii);

(ii)	Consummation of a reorganization, merger, or consolidation of the Company or the sale or other disposition of all or substantially all of the Company’s assets unless, immediately following such event, (x) all or substantially all of the stockholders of the Company immediately prior to such event own, directly or indirectly, more than fifty percent (50%) of the then outstanding voting securities of the resulting corporation (including without limitation, a corporation which as a result of such event owns the Company or all or substantially all of the Company’s assets either directly or indirectly through one or more subsidiaries) and (y) the securities of the surviving or resulting corporation received or retained by the stockholders of the Company are publicly traded;
(iii)	Approval by the stockholders of the complete liquidation or dissolution of the Company; or

(iv)	A change in the composition of a majority of the directors on the Company’s Board of Directors within 12 months if not approved by a majority of the pre-existing directors.
     A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
     (c) Excluded Person. “Excluded Person” means:
(i)	Any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Exchange Act;

(ii)	The Company;

(iii)	An employee benefit plan (or related trust) sponsored or maintained by the Company or its successor;

(iv)	Any person who is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 15% of the Common Stock on the Effective Date (or any affiliate, successor, heir, descendant, or related party of or to such person).
     (d) Good Reason. “Good Reason” shall mean that, on or after the effective date of a Change in Control, the Executive (without Executive’s written consent):
(i)	Has incurred a material reduction in his or her authority or responsibility with the Company in comparison to the Executive’s authority or responsibility prior to the public announcement of the Change in Control (the “Announcement”);

(ii)	Has incurred one or more reductions in his or her “total compensation” with the Company which is defined as follows:

(A) A material reduction in Annual Base Salary, or

(B) A material reduction in the target annual bonus percentage of Annual Base Salary; or

(iii)	A material change in the geographic location of the Executive’s principal office with the Company.

(iv)	The Executive gives to the Company written notice of the event in clause (i), (ii), or (iii) giving rise to Good Reason within ninety (90) days of the initial existence of such event and the Company has not cured the event giving rise to Good Reason within thirty (30) days of receipt of written notification by Executive and the Executive resigns from employment with the Company within sixty (60) days following the end of the cure period.
     (e) Just Cause. “Just Cause” includes but is not limited to any of the following committed by Executive (or omitted to be done by Executive) that occur on or after the Effective Date:
(i)	Theft, unethical or unlawful activity, or other dishonesty;

(ii)	Neglect of or failure to perform employment duties;

(iii)	Inability or unwillingness to perform employment duties;

(iv)	Insubordination;

(v)	Abuse of alcohol or other drugs or substances;

(vi)	Breach of this Agreement;

(vii)	A conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof; or

(viii)	Any violation or breach of any Company policy that has been established to comply with either the Sarbanes-Oxley Act of 2002 (or any regulations or rules or decisions that implement/interpret such act) or any laws, rules, or requirements of the Securities and Exchange Commission or the New York Stock Exchange.
     (f) Total Disability. “Total Disability” shall be deemed to occur on the ninetieth (90th) consecutive or non-consecutive calendar day within any twelve (12) month period that Executive is unable to perform his or her duties because of any physical or mental illness or disability.
     (g) Termination Bonus. “Termination Bonus” shall mean fifty percent (50%) of the Executive’s Annual Base Salary.
2. Severance Payment and Equity Compensation.
     (a) The Executive shall be entitled to receive a severance payment from the Company as provided herein (the “Severance Payment”) if the Executive has a Separation of Service within the first twelve (12) month period after the occurrence of a Change in Control, by reason of either:

(i)	The Executive’s voluntary resignation of his or her employment with the Company for Good Reason pursuant to Section 1(c); or

(ii)	The Company’s discharge of the Executive from employment with the Company for any reason other than Just Cause, death, or Total Disability.
     For all purposes under this Agreement, the amount of the Severance Payment shall be equal to two times (2X) the sum of Annual Base Salary, plus a pro rata portion of the Executive’s Termination Bonus for the year in which Executive’s employment is terminated based on the number of entire months of such year that have elapsed through the date of Executive’s termination of employment as a fraction of twelve (12), plus a cash payment of $43,500 for all Company group health benefits. The Severance Payment shall be distributable upon Executive’s Separation from Service as follows:
(iii)	the portion thereof that does not exceed the Exemption Limit shall satisfy the involuntary separation pay exemption under Treasury Regulation Section 1.409A-1(b)(9)(iii), shall be exempt from Section 409A of the Code and shall be paid in a lump sum payment within the ten (10) day period commencing on the 60th day after the date of Executive’s Separation from Service, and

(iv)	the remaining portion (if any) shall be subject to and shall comply with Section 409A of the Code and shall be paid in a lump sum payment within the ten (10) day period commencing on the 60th day after the date of the Executive’s Separation from Service; provided, however, that, if Executive is a Specified Employee on the date of the Executive’s Separation from Service, such payment shall be paid within the ten (10) day period following the earlier of (x) the expiration of the six (6) month period commencing on the date of the Executive’s Separation from Service and (y) the date of Executive’s death.
     Except as may be provided under Sections 2(b) and 2(c), the Severance Payment shall be in lieu of any other post-termination employment payments.
     (b) Incentive, Deferred Compensation, and Retirement Programs. If the Executive is entitled to a Severance Payment under Section 2(a) and notwithstanding anything to the contrary in any stock option or stock appreciation right (SAR) or deferred compensation plan or retirement plan or agreements, then (i) the Executive shall become immediately fully vested in all of his or her outstanding stock options, SARs, warrants, restricted stock, phantom stock, deferred compensation, retirement or similar plans or agreements of the Company, and (ii) the Executive (or his or her personal representative if applicable) shall be permitted to exercise any of his or her vested stock options/SARs until the earlier of (i) one (1) year after Executive’s termination of employment or (ii) the term of such unexercised stock options, warrants, or SARs.
     (c) Mitigation. Except as may be expressly provided elsewhere in this Agreement, the Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 2 (whether by seeking new employment or in any other manner). No such payment shall be reduced by earnings that the Executive may receive from any other source.
     (d) Conditions. All payments and benefits provided under this Section 2 are conditioned on Executive’s continuing compliance with this Agreement and the Company’s policies. All payments and benefits are also conditioned on, and in consideration for, Executive’s execution (and effectiveness) of a release of claims and covenant not to sue substantially in the form provided in Exhibit A to be delivered by Executive no later than sixty (60) days following the Executive’s Separation of Service, any revocation period required by law has run, and Executive has not revoked the release of claims and covenant not to sue.
3. Successors.
     (a) Company’s Successors. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation, or otherwise) to all or substantially all of the Company’s business and/or assets, shall be obligated to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession.
     (b) Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.
4. Miscellaneous Provisions.
     (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
     (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
     (c) Whole Agreement. This Agreement contains all the legally binding understandings and agreements between Executive and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties.
     (d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.
     (e) Choice of Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California without regard to the conflicts of laws principles thereof.

     (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
     (g) Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Los Angeles County in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Discovery shall be permitted to the same extent as in a proceeding under the Federal Rules of Civil Procedure, including (without limitation) such discovery as is specifically authorized by section 1283.05 of the California Code of Civil Procedure, without need of prior leave of the arbitrator under section 1283.05(e) of such Code. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All fees and expenses of the arbitrator and such Association and attorney fees shall be paid as determined by the arbitrator.
     (h) No Assignment. The rights of Executive to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Subsection (h) shall be void.
     (i) Nondisparagement; Confidentiality. On the Effective Date and thereafter, Executive agrees that he/she will not disparage the Company or its directors, officers, employees, affiliates, subsidiaries, predecessors, successors or assigns in any written or oral communications to any third party. Executive further agrees that he/she will not direct anyone to make any disparaging oral or written remarks to any third parties. During Executive’s employment and following Executive’s termination of employment for any reason, Executive agrees to not intentionally use or disclose the confidential information or trade secrets of the Company.
     (j) Nonsolicit. During the Executive’s employment with Company and for twelve months after Executive’s termination of employment and payment of the Severance Payment hereunder, the Executive shall not, directly or indirectly, either as an individual or as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender, or in any other capacity whatsoever, of any person, firm, corporation, or partnership: (i) induce or attempt to induce any person who at the time of such inducement is an employee of the Company to perform work or service for any other person or entity other than the Company or (ii) participate or engage in the design, development, manufacture, production, marketing, sale, or servicing of any product, or the provision of any service, that directly or indirectly relates to Company business.
     (k) Notice of Employment. During Executive’s employment and for twelve months after Executive’s termination of employment and payment of the Severance Payment hereunder, Executive will promptly notify the Company in writing if Executive becomes (or agrees to become) an employee or director of any other employer. Such notice shall include the name of the other employer and the date of commencement of employment or service as a director.
     (l) Unfunded and Unsecured. The obligations of the Company under this Agreement shall be unfunded and unsecured. With respect to any payments to which the Executive has a fixed and vested interest but that have not yet been made by the Company, nothing contained herein shall give the Executive any rights that are greater than those of a general unsecured creditor of the Company.
     (m) Exhibit B. Exhibit B hereto regarding Code Section 409A is incorporated herein by this reference.
     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE:
/s/ James W. Howatt
James W. Howatt

MOLINA HEALTHCARE, INC.:
/s/ Joseph M. Molina, M.D.
By: Joseph M. Molina, M.D.
Its: President and Chief Executive Officer

EXHIBIT A
Form of Release of Claims and Covenant Not To Sue
In consideration of the payments and other benefits that Molina Healthcare, Inc., a Delaware corporation (the “Company”), is providing to James W. Howatt (“Executive”) under the Change in Control Agreement entered into by and between Executive and the Company, dated June 12, 2006, the Executive, on his or her own behalf and on behalf of Employee’s representatives, agents, heirs and assigns, waives, releases, discharges and promises never to assert any and all claims, demands, actions, costs, rights, liabilities, damages or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that Executive ever had, now have or might have as of the date of Executive’s termination of employment with the Company against the Company or its predecessors, parent, affiliates, subsidiaries, stockholders, owners, directors, officers, employees, agents, attorneys, insurers, successors, or assigns (including all such persons or entities that have a current and/or former relationship with the Company) for any claims arising from or related to Executive’s employment with the Company, its parent or any of its affiliates and subsidiaries and the termination of that employment.
These released claims also specifically include, but are not limited to, any claims arising under any federal, state and local statutory or common law, such as (as amended and as applicable) Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Family Medical Leave Act, the Equal Pay Act, the Fair Labor Standards Act, the Industrial Welfare Commission’s Orders, the California Fair Employment and Housing Act, the California Constitution, the California Government Code, the California Labor Code and any other federal, state or local constitution, law, regulation or ordinance governing the terms and conditions of employment or the termination of employment, and the law of contract and tort and any claim for attorneys’ fees.
Furthermore, the Executive acknowledges that this waiver and release is knowing and voluntary and that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive acknowledges that there may exist facts or claims in addition to or different from those which are now known or believed by Executive to exist. Nonetheless, this Agreement extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, past or present. Executive also expressly waives the provisions of California Civil Code section 1542, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him/her must have materially affected his settlement with the debtor.” With respect to the claims released in the preceding sentences, the Executive will not initiate or maintain any legal or administrative action or proceeding of any kind against the Company or its predecessors, parent, affiliates, subsidiaries, stockholders, owners, directors, officers, employees, agents, successors, or assigns (including all such persons or entities that have a current or former relationship with the Company), for the purpose of obtaining any personal relief, nor assist or participate in any such proceedings, including any proceedings brought by any third parties (except as otherwise required or permitted by law). The Executive further acknowledges that he has been advised by this writing that:

•	he should consult with an attorney prior to executing this release;

•	he has at least twenty-one (21) days within which to consider this release;

•	he has up to seven (7) days following the execution of this release by the parties to revoke the release; and

•	this release shall not be effective until such seven (7) day revocation period has expired.
Executive agrees that the release set forth above shall be and remain in effect in all respects as a complete general release as to the matters released.

EXECUTIVE

James W. Howatt

Date:

Exhibit B
SECTION 409A PROVISIONS
1. EXEMPTION FROM AND COMPLIANCE WITH SECTION 409A OF THE CODE
     a. ADMINISTRATION OF AGREEMENT. Certain payments and benefits payable under the Agreement are intended to be exempt from, or comply with, the requirements of Section 409A of the Code. The Agreement shall be interpreted in accordance with the applicable exemptions from Section 409A of the Code and the Treasury Regulations thereunder. To the extent the payments and benefits under the Agreement are subject to Section 409A of the Code, the Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations and interpretive guidance issued thereunder. If the Company and Executive determine that any compensation, benefits or other payments that are payable under the Agreement and intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, the Treasury Regulations and interpretive guidance issued thereunder, the Company and Executive agree to amend the Agreement, or take such other actions as the Company and Executive deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code, the Treasury Regulations and interpretive guidance issued thereunder. In the case of any compensation, benefits or other payments that are payable under the Agreement and intended to comply with Sections 409A(a)(2), (3) and (4) of the Code, if any provision of the Agreement would cause such compensation, benefits or other payments to fail to so comply, such provision shall not be effective and shall be null and void with respect to such compensation, benefits or other payments, and such provision shall otherwise remain in full force and effect.
     b. DELAYED DISTRIBUTION UNDER SECTION 409A OF THE CODE. If Executive is a Specified Employee on the date of Executive’s Separation from Service, any payments or benefits under the Agreement that are subject to Section 409A of the Code and any related Gross-Up Payment shall be delayed in order to comply with Section 409A(a)(2)(B)(i) of the Code, and such payments or benefits shall be paid or distributed to Executive within the ten (10) day period following the earlier of (x) the expiration of the six (6) month period commencing on the date of Executive’s Separation from Service, or (y) the date of Executive’s death.
2. DEFINITIONS
     For purposes of this Agreement, the following capitalized terms have the meanings set forth below:
     a. The “Exemption Limit” shall mean the exemption limit set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) and shall equal two times the lesser of:
     (i) the amount of Executive’s annualized compensation based upon the Executive’s annual rate of pay for the calendar year immediately preceding the calendar year in which Executive’s Separation from Service occurs (adjusted for any increase during the calendar year in which such Separation from Service occurs that would be expected to continue indefinitely had Executive remained employed with the Company), or
     (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which Executive’s Separation from Service occurs (the Section 401(a)(17) annual compensation limit for 2009 is $245,000).
     b. “Separation from Service”, with respect to Executive (or another Service Provider), means Executive’s (or such Service Provider’s) “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), with respect to the Service Recipient.
     c. “Service Provider” means Executive or any other “service provider,” as defined in Treasury Regulation Section 1.409A-1(f).
     d. “Service Recipient,” with respect to Executive, means Molina Healthcare, Inc. or the subsidiary of Molina Healthcare, Inc. employing the Executive, whichever is applicable, and all persons considered part of the “service recipient,” as defined in Treasury Regulation Section 1.409A-1(g), as determined from time to time. As provided in Treasury Regulation Section 1.409A-1(g), the “Service Recipient” shall mean the person for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Section 414(b) or 414(c) of the Code.
     e. “Specified Employee” means a Service Provider who, as of the date of the Service Provider’s Separation from Service is a “Key Employee” of the Service Recipient any stock of which is publicly traded on an established securities market or otherwise. For purposes of this definition, a Service Provider is a “Key Employee” if the Service Provider meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the Testing Year. If a Service Provider is a “Key Employee” (as defined above) as of a Specified Employee Identification Date, the Service Provider shall be treated as “Key Employee” for the entire twelve (12) month period beginning on the Specified Employee Effective Date. The “Specified Employees” shall be determined in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i).
     f. “Specified Employee Effective Date” means the first day of the fourth month following the Specified Employee Identification Date. The Specified Employee Effective Date may be changed by Molina Healthcare, Inc., in its discretion, in accordance with Treasury Regulation Section 1.409A-1(i)(4).
     g. “Specified Employee Identification Date”, for purposes of Treasury Regulation Section 1.409A-1(i)(3), shall mean December 31. The “Specified Employee Identification Date” shall apply to all “nonqualified deferred compensation plans” (as defined in Treasury Regulation Section 1.409A-1(a)) of the Service Recipient and all affected Service Providers. The “Specified

Employee Identification Date” may be changed by Molina Healthcare, Inc., in its discretion, in accordance with Treasury Regulation Section 1.409A-1(i)(3).